The Simply Good Foods Company Reports Fourth Quarter 2018 Financial Results

Denver, CO, October 24, 2018 - The Simply Good Foods Company (NASDAQ: SMPL, SMPLW) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen week and fifty-two week periods ended August 25, 2018.

"I'm pleased with the finish to our 2018 fiscal year that culminated with solid net sales growth and strong retail takeaway that enabled us to deliver on our operating profit objectives while making key investments in our business,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “Net sales increased 8.9% for the year driven by strong volume growth in the U.S. Importantly, retail takeaway for the fifty-two weeks ended August 25, 2018, was up 10.1%. The strong volume growth in our business was due to the positive impact of our key marketing initiatives that included: targeting lifestyle consumers with a new advertising campaign and celebrity spokesperson; new packaging graphics; a cleaner label; and increased marketing investment. Consumer response to these initiatives was very encouraging as evidenced by our accelerated retail takeaway and total buyer growth in the second half of the year.”

“Looking ahead to fiscal 2019, we feel confident about our plans to deliver another year of solid sales growth slightly above our long-term target,” Scalzo continued “We’ve had a good start to the year as retail takeaway and velocity on our core products continues to be strong. We’re committed to increasing brand investment in-line with sales growth as we focus on our broader lifestyle consumer group. This proven strategy positions us to deliver profitable and sustainable growth that should result in long-term shareholder value.”

Results for the Fifty-Two Weeks Ended August 25, 2018 and the Successor Period July 7, 2017 to August 26, 2017(1)

•	Net sales were $431.4 million for fifty-two weeks ended August 25, 2018 and $56.3 million for the Successor Period July 7, 2017 to August 26, 2017

•	Income tax benefit was $17.4 million for fifty-two weeks ended August 25, 2018 and income tax expense was $0.3 million for the Successor Period July 7, 2017 to August 26, 2017

•	Net income was $70.5 million for fifty-two weeks ended August 25, 2018 and $0.5 million for the Successor Period July 7, 2017 to August 26, 2017

In order to present comparable financial information, the Company has also presented unaudited pro forma combined financial information for the thirteen weeks and fifty-two weeks ended August 26, 2017, which give effect to the business combination (the “Business Combination”) with Conyers Park Acquisition Corp. (“Conyers Park”) and NCP-ATK Holdings, Inc. (“Atkins”) as if it had occurred on August 28, 2016. All references in this press release section to results for the thirteen week and fifty-two weeks ended August 26, 2017, refer to such unaudited pro forma combined results. The Company believes this pro forma information provides helpful supplemental information with respect to the performance of Simply Good Foods, and particularly the Atkins business, during this period.

In addition, in the third-quarter 10-Q the Company disclosed that it had historically recorded revenue on a “FOB Shipping Point” basis despite the fact that a significant portion of customer contracts indicated "FOB Destination" terms. As such, in the fourth quarter revenue was recorded on an "FOB Destination" basis, which resulted in a reduction to net sales of $7.8 million.

Fifty-Two Weeks Ended August 25, 2018 Financial Highlights vs. Fiscal 2017 Pro Forma Combined Results(1)

•	Net sales increased 8.9%, or $35.3 million, to $431.4 million

•	Gross profit margin of 48.1%, an increase of 110 basis points

•	Net income increased $41.8 million to $70.5 million, benefiting from changes to tax rates and other one-time gains

•	Earnings per diluted share (“EPS”) of $0.96, an increase of $0.56 per fully diluted share

•	Adjusted EBITDA(2) increased 8.4%, to $78.6 million.

(All comparisons above are with respect to the fifty-two weeks ended August 25, 2018 and the pro forma combined fifty-two weeks ended August 26, 2017)

Net sales increased $35.3 million, or 8.9%, to $431.4 million primarily due to organic sales growth of 8.3% driven by increased sales of our products in the U.S., partially offset by 0.3% from the prior year recall receivable. In addition, the acquisition of Wellness Foods in December 2016 drove a 0.9% increase in net sales compared to the prior year. The deferral of revenue for shipments still in transit resulted in a reduction to net sales of $7.8 million.

Gross profit was $207.6 million for the fifty-two weeks ended August 25, 2018, an increase $21.3 million, or 11.5%. Gross profit margin was 48.1% compared to 47.0% for the fifty-two weeks ended August 26, 2017, driven by net price realization and lower supply chain costs. The aforementioned recall reimbursement resulted in a 20 basis point benefit to gross margin in the previous year.

Net income increased $41.8 million to $70.5 million primarily due to one-time gains from the Tax Cuts and Jobs Act including the re-measurement of deferred tax liabilities of $31.0 million and a one-time gain of $4.7 million from the re-measurement of the Tax Receivable Agreement, as well as overall improvement in gross profit. This was partially offset by:

•	an increase in distribution costs due to higher net sales;

•	$2.3 million in business transaction costs primarily related to the equity offering by one of our stockholders in February as well as due diligence costs associated with acquisition efforts;

•	a 9.7% increase in selling expense;

•	an 8.1% increase in marketing expense;

•	an 18.0% increase in general and administrative expenses as a result of:

◦	public company costs;

◦	higher incentive compensation; and

◦	the acquisition of Wellness Foods in December 2016.

Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 8.4% to $78.6 million.

Fourth Quarter 2018 Financial Highlights vs. Fourth Quarter 2017 Pro Forma Combined

•	Net sales increased 11.0%, or $10.7 million, to $108.3 million

•	Gross profit margin of 49.2%, an increase of 60 basis points

•	Net income increased $4.0 million to $11.7 million

•	Earnings per diluted share (“EPS”) of $0.15, an increase of $0.04 per fully diluted share

•	Adjusted EBITDA(2) increased 4.2%, to $18.1 million.

(All comparisons above are with respect to the thirteen week fourth quarter ended August 25, 2018, and pro forma combined thirteen week fourth quarter ended August 26, 2017)

________________________________________
(1) On July 7, 2017, the Company completed the Business Combination between Atkins and Conyers Park. As a result of the Business Combination, both Conyers Park and Atkins became wholly-owned subsidiaries of Simply Good Foods. Pursuant to GAAP and SEC requirements, and the application of acquisition accounting, the Company's consolidated financial results are presented: (i) as of and for the thirteen weeks and fifty-two weeks ended August 25, 2018 (Successor); (ii) as of and for the period July 7, 2017 to August 26, 2017 (Successor); and (iii) as of and for the period August 28, 2016 to July 6, 2017 (Predecessor). All references to “Successor” refers to Simply Good Foods, and all references to “Predecessor” refers to Atkins prior to the Business Combination.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliations of this non-GAAP financial measure.

Net sales increased $10.7 million, or 11.0%, to $108.3 million. The net sales increase of 11.0% was driven by volume growth. The deferral of revenue for shipments still in transit resulted in a reduction to net sales of $7.8 million in the thirteen weeks ended August 25, 2018. Also impacting comparability was the inclusion in the fourth quarter of fiscal 2017 of a $1.2 million recall reimbursement and an integration related fourth month of Wellness Foods revenue of $1.0 million.

Gross profit was $53.3 million for the fourth quarter of 2018, an increase of $5.9 million or 12.4%. Gross profit margin was 49.2% compared to 48.6% for the pro forma thirteen weeks ended August 26, 2017. The aforementioned recall reimbursement resulted in a 70 basis point benefit to gross margin in the year ago period.

Net income increased $4.0 million, to $11.7 million, primarily due to an improvement in gross profit, partially offset by:

•	an increase in distribution costs due to higher net sales;

•	an increase in selling and marketing costs of $0.3 million and $1.2 million, respectively, driven by higher levels of brand building initiatives, advertising and digital marketing investments;

•	a 33.7% increase in general and administrative expense as a result of:

◦	higher public company costs;

◦	higher incentive compensation;

◦	costs associated with the strategic sourcing initiative; and

◦	investments to enhance organizational capabilities in key functions, including preparation for future compliance requirements.

Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 4.2% to $18.1 million.

Balance Sheet and Cash Flow

As of August 25, 2018, the Company had cash and cash equivalents of $112.0 million, and $198.5 million in outstanding principal under its term loan, resulting in a trailing twelve month Net Debt to Adjusted EBITDA ratio of 1.1x. The Company also has a $75.0 million revolving line of credit available for borrowing which is not currently being utilized.

Tax Cuts and Jobs Act

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The change in the tax law is partially effective in our current 2018 fiscal year and will be fully effective in our 2019 fiscal year. The Tax Act, among other things, reduces the top U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings. As of August 25, 2018, we have not completed our accounting for the tax effects of enactment of the Tax Act; however, as described below, we have made a reasonable estimate of the effects on our existing deferred tax balances and the one-time transition tax. In other cases, we have not been able to make a reasonable estimate and continue to account for those items based on our existing accounting under ASC 740, Income Taxes, and the provisions of the tax laws that were in effect immediately prior to enactment. For the items for which we were able to determine a reasonable estimate, we recognized a provisional gain of $31.0 million, which is included as a component of Income tax (benefit) expense in the accompanying fifty-two week Consolidated Statements of Operations and Comprehensive Income. While our Tax Act assessment is provisional, we do not anticipate material changes.

The Tax Act reduces the corporate federal tax rate to 21%, effective January 1, 2018. As of August 25, 2018, we have recorded a provisional decrease to our deferred tax liabilities, with a corresponding net adjustment to deferred income tax benefit of $31.0 million. While we are able to make a reasonable estimate of the impact of the reduction in corporate rate, it may be affected by other analysis related to the Tax Act, including, but not limited to, our calculation of deemed repatriation of deferred foreign income and the state tax effect of adjustments made to federal temporary differences.

Outlook

Simply Good Foods expects fiscal year 2019 net sales growth to be slightly higher than its long-term target of an annual increase of 4% to 6%. This outlook reflects anticipated solid volume growth in the first-half of the fiscal year 2019 as well as a slight benefit of a fifty-third week in fiscal 2019, partially offset by short term supply issues due to recent accelerated point of sales growth and challenging top-line growth comparisons in the second-half of the year. The Company anticipates adjusted EBITDA will grow at a slightly higher rate than net sales including uncertainty around inflation in the second-half of the year.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, October 24, 2018 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, November 7, 2018, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13680857.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Endulge®, and Atkins Harvest Trail brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Over time, Simply Good Foods aspires to become a portfolio of brands that bring simple goodness, happiness and positive experiences to consumers and their families. For more information, please visit https://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “aspire”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which the Company operates including general financial, economic, regulatory and political conditions affecting the industry in which the Company operates; changes in consumer preferences and purchasing habits; the impact of the Tax Act on the Company's business; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact

Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
717-307-8197
mpogharian@thesimplygoodfoodscompany.com

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	August 25, 2018	August 26, 2017
	(Successor)	(Successor)
Assets
Current assets:
Cash and cash equivalents	$111,971	$56,501
Accounts receivable, net	36,622	37,181
Inventories	30,001	29,062
Prepaid expenses	2,069	2,904
Other current assets	5,077	8,263
Total current assets	185,740	133,911

Long-term assets:
Property and equipment, net	2,565	2,105
Intangible assets, net	312,643	319,148
Goodwill	471,427	465,030
Other long-term assets	2,230	2,294
Total assets	$974,605	$922,488

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,158	$14,859
Accrued interest	582	561
Accrued expenses and other current liabilities	15,875	15,042
Current portion of TRA liability	2,320	2,548
Current maturities of long-term debt	648	234
Total current liabilities	30,583	33,244

Long-term liabilities:
Long-term debt, less current maturities	190,935	191,856
Long-term portion of TRA liability	25,148	23,127
Deferred income taxes	54,475	75,559
Other long-term liabilities	863	—
Total liabilities	302,004	323,786

Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 70,605,675 and 70,562,477 issued and outstanding, respectively	706	706
Additional paid-in-capital	614,399	610,138
Retained earnings (accumulated deficit)	58,294	(12,161)
Accumulated other comprehensive (loss) income	(798)	19
Total stockholders' equity	672,601	598,702
Total liabilities and stockholders' equity	$974,605	$922,488

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(In thousands, except share data)

	52-Weeks Ended	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017
	August 25, 2018
	(Successor)	(Successor)	(Predecessor)
Net sales	$431,429	$56,334	$339,837
Cost of goods sold	223,873	35,941	179,998
Gross profit	207,556	20,393	159,839

Operating expenses:
Distribution	19,685	2,784	14,970
Selling	17,802	2,322	13,905
Marketing	41,290	4,615	33,589
General and administrative	56,333	7,813	39,276
Depreciation and amortization	7,672	1,000	8,617
Business transaction costs	2,259	—	25,608
Gain in fair value change of contingent consideration - TRA liability	(2,848)	—	—
Other expense	633	—	141
Total operating expenses	142,826	18,534	136,106

Income from operations	64,730	1,859	23,733

Other income (expense):
Change in warrant liabilities	—	—	722
Interest expense	(12,551)	(1,662)	(22,724)
Gain (loss) on foreign currency transactions	97	513	133
Other income	815	30	221
Total other expense	(11,639)	(1,119)	(21,648)

Income before income taxes	53,091	740	2,085
Income tax (benefit) expense	(17,364)	290	4,570
Net income (loss)	$70,455	$450	$(2,485)

Other comprehensive income:
Foreign currency translation adjustments	(817)	19	(199)
Comprehensive income	$69,638	$469	$(2,684)

Earnings per share from net income:
Basic	$1.00	$0.01
Diluted	$0.96	$0.01
Weighted average shares outstanding:
Basic	70,582,149	70,562,477
Diluted	73,681,355	71,254,770

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	52-Weeks Ended	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017
	August 25, 2018
	(Successor)	(Successor)	(Predecessor)
Operating activities
Net income	$70,455	$450	$(2,485)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,672	1,000	8,617
Amortization of deferred financing costs and debt discount	1,312	192	1,950
Stock compensation expense	4,029	412	2,441
Change in warrant liabilities	—	—	(722)
Gain in fair value change of contingent consideration - TRA liability	(2,848)	—	—
Unrealized gain (loss) on foreign currency transactions	(97)	(513)	(133)
Deferred income taxes	(21,108)	(382)	(3,880)
Loss on disposal of property and equipment	128	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	267	(5,556)	14,447
Inventories	(1,081)	4,130	1,912
Prepaid expenses	847	(1,107)	36
Other current assets	3,094	5,340	(10,548)
Accounts payable	(3,603)	2,089	(7,246)
Accrued interest	21	561	(3,615)
Accrued expenses and other current liabilities	1,962	(34,096)	21,459
Other	(12)	124	(294)
Net cash provided by (used in) operating activities	61,038	(27,356)	21,939

Investing activities
Purchases of property and equipment	(1,770)	(458)	(498)
Proceeds from sale of property and equipment	14	—	—
Acquisition of business, net of cash acquired	(1,757)	(600,825)	(19,960)
Cash withdrawn from trust account	—	403,979	—
Net cash used in investing activities	(3,513)	(197,304)	(20,458)

Financing activities
Proceeds from option exercises	120	—	109
Excess tax benefits of stock-based compensation	—	—	(59)
Tax payments related to issuance of restricted stock units	(120)	—	—
Proceeds from warrant exercises	232	—	—
Deferred financing costs	(319)	—	—
Principal payments of long-term debt	(1,500)	—	(53,586)
Proceeds from issuance of private placement equity, net of issuance costs	—	97,000	—
Proceeds from issuance of long term debt, net of issuance costs	—	191,899	—
Payment of Conyers Park deferred equity issuance costs	—	(8,100)	—
Net cash used in (provided by) financing activities	(1,587)	280,799	(53,536)

Cash and cash equivalents
Net increase (decrease) in cash	55,938	56,139	(52,055)
Effect of exchange rate on cash	(468)	159	(10)
Cash at beginning of period	56,501	203	78,492
Cash and cash equivalents at end of period	$111,971	$56,501	$26,427

Pro Forma Combined Fifty-Two Weeks Ended August 26, 2017

The following unaudited pro forma combined financial information has been prepared from the perspective of Atkins and for the fifty-two weeks ended August 26, 2017. The unaudited pro forma combined income statement presents the historical consolidated statement of operations of Atkins for the fifty-two weeks ended August 26, 2017, giving effect to the Business Combination as if it had occurred on August 28, 2016.

The unaudited pro forma combined financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different if the Business Combination actually been completed sooner. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved if the Business Combination been completed as of the beginning of fiscal 2017.

Pro Forma Combined Statement of Operations
For the pro forma combined fifty-two week period ended August 26, 2017

	Historical (i)				Unaudited
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	Pro Forma Adjustments		52-Weeks Ended
					August 26, 2017
(In thousands)	(Successor)	(Predecessor)			(Pro Forma)
Net sales	$56,334	$339,837	$—		$396,171
Cost of goods sold	35,941	179,998	(5,989)	ii	209,950
Gross profit	20,393	159,839	5,989		186,221

Operating expenses:
Distribution	2,784	14,970	—		17,754
Selling	2,322	13,905	—		16,227
Marketing	4,615	33,589	—		38,204
General and administrative	7,813	39,276	635	iii	47,724
Depreciation and amortization	1,000	8,617	(1,979)	iv	7,638
Business transaction costs	—	25,608	(25,608)	v	—
Other expense	—	141	—		141
Total operating expenses	18,534	136,106	(26,952)		127,688

Income from operations	1,859	23,733	32,941		58,533

Other income (expense):
Change in warrant liabilities	—	722	(722)	vi	—
Interest expense	(1,662)	(22,724)	12,475	vii	(11,911)
Gain (loss) on foreign currency transactions	513	133	—		646
Other income	30	221	—		251
Total other expense	(1,119)	(21,648)	11,753		(11,014)

Income before income taxes	740	2,085	44,694		47,519
Income tax (benefit) expense	290	4,570	13,958	viii	18,818
Net income (loss)	$450	$(2,485)	$30,736		$28,701

Other financial data:
Adjusted EBITDA (ix)	$8,654	$63,889			$72,543

_______________

i.	The amounts presented represent the Predecessor’s historical GAAP results of operations.

ii.
The adjustment represents a non-cash, one time inventory fair value adjustment recorded in conjunction with the Business Combination and was recognized in the successor period, and is not indicative of future cost of goods sold.

iii.	The adjustment represents the incremental stock-based compensation expense under the Simply Good Foods omnibus incentive plan.

iv.
The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as additional indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million.

v.
Business combination transaction expenses primarily consist of fees related to the Business Combination and the Company’s acquisition activities. Refer to Note 3, Business Combination, of the consolidated financial statements for additional details.

vi.	Predecessor warrants were accounted for as warrant liabilities, which were exercised and settled with the Business Combination.

vii.
Represents the adjustment necessary to arrive at interest expense associated with the term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. The long term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrues interest at 3 month LIBOR plus 4%. The significant reduction in outstanding principal, and lower interest rates, drive significant expense savings. Refer to Note 7, Long-Term Debt and Line of Credit, of the consolidated financial statements for additional details on long-term debt.

viii.	Represents the adjustment necessary to arrive at an effective income tax rate of 39.6%.

ix.	Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation to its most directly comparable GAAP measure, see "Reconciliation of Adjusted EBITDA" within this section.

Comparison of Results for the Fifty-Two Weeks Ended August 25, 2018 and the Pro Forma Combined Fifty-Two Weeks Ended August 26, 2017

For comparative purposes, we are presenting a statement of operations for the fifty-two week period ended August 25, 2018, compared to an unaudited pro forma combined statement of operations for the fifty-two week period ended August 26, 2017. The following table presents, for the periods indicated, selected information from our unaudited pro forma combined condensed consolidated financial results, including information presented as a percentage of net sales:

	Historical		Pro Forma
	Successor		Predecessor
	audited		unaudited
	52-Weeks Ended	% of sales	52-Weeks Ended	% of sales
(In thousands)	August 25, 2018		August 26, 2017
Net sales	$431,429	100.0%	$396,171	100.0%
Cost of goods sold	223,873	51.9%	209,950	53.0%
Gross profit	207,556	48.1%	186,221	47.0%

Operating expenses:
Distribution	19,685	4.6%	17,754	4.5%
Selling	17,802	4.1%	16,227	4.1%
Marketing	41,290	9.6%	38,204	9.6%
General and administrative	56,333	13.1%	47,724	12.0%
Depreciation and amortization	7,672	1.8%	7,638	1.9%
Business transaction costs	2,259	0.5%	—	—%
Gain in fair value change of contingent consideration - TRA liability	(2,848)	(0.7)%	—	—%
Other expense	633	0.1%	141	—%
Total operating expenses	142,826	33.1%	127,688	32.2%

Income from operations	64,730	15.0%	58,533	14.8%

Other income (expense):
Interest expense	(12,551)	(2.9)%	(11,911)	(3.0)%
Gain on foreign currency transactions	97	—%	646	0.2%
Other income	815	0.2%	251	0.1%
Total other expense	(11,639)	(2.7)%	(11,014)	(2.8)%

Income before income taxes	53,091	12.3%	47,519	12.0%
Income tax (benefit) expense	(17,364)	(4.0)%	18,818	4.7%
Net income	$70,455	16.3%	$28,701	7.2%

Other financial data:
Adjusted EBITDA	$78,602	18.2%	$72,543	18.3%

Earnings per share from net income:
Basic	$1.00		$0.41
Diluted	$0.96		$0.40
Weighted average shares outstanding:
Basic	70,582,149		70,562,477
Diluted	73,681,355		71,254,770

_______________

i.
For comparability purposes the historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination. The Company has assumed the pro forma weighted average shares outstanding of the Predecessor to be the same as the comparable period of the Successor as the pro forma results of the predecessor is adjusted for the incremental difference in stock-based compensation and the treatment of the warrant liabilities. Prior to the Business Combination the predecessor had 508,219 shares of Common Stock outstanding.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net income before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness costs, restructuring costs, management fees, frozen media licensing fees, transactional exchange impact, change in fair value of contingent consideration - TRA liability, business transaction costs, and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.
The following unaudited tables below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the fifty-two week periods ended August 25, 2018, the successor period from July 7, 2017 through August 26, 2017, the predecessor period from August 28, 2016 through July 6, 2017, and the pro forma period ended August 26, 2017.

Adjusted EBITDA Reconciliation: (In thousands)	52-Weeks Ended	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-Weeks Ended
	August 25, 2018			August 26, 2017
	(Successor)	(Successor)	(Predecessor)	(Pro Forma)
Net income (loss)	$70,455	$450	$(2,485)	$28,701
Interest expense	12,551	1,662	22,724	11,911
Interest income	(301)	—	—	—
Income tax (benefit) expense	(17,364)	290	4,570	18,818
Depreciation and amortization	7,672	1,000	8,617	7,638
EBITDA	73,013	3,402	33,426	67,068
Business transaction costs	2,259	—	25,608	—
Stock-based compensation and warrant expense	4,029	412	1,719	3,488
Transaction fees / IPO readiness	—	—	371	371
Restructuring	631	—	167	167
Roark management fee	—	—	1,200	1,200
Recall receivable reserve	—	(1,195)	—	(1,195)
Frozen licensing media	250	456	794	1,250
Non-core legal costs	1,314	96	723	819
Gain in fair value change of contingent consideration - TRA liability	(2,848)	—	—	—
Purchase accounting inventory step-up	—	5,989	—	—
Other (1)	(46)	(506)	(119)	(625)
Adjusted EBITDA	$78,602	$8,654	$63,889	$72,543
_______________

(1)	Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Pro Forma Combined Thirteen Week Period Ended August 26, 2017

The following unaudited pro forma combined financial information has been prepared from the perspective of Atkins and its thirteen week quarter ended August 26, 2017. The unaudited pro forma combined income statement presents the historical consolidated statement of operations of Atkins for the thirteen weeks ended August 26, 2017, giving effect to the Business Combination as if it had occurred on August 28, 2016.

The unaudited pro forma combined financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different if the Business Combination actually been completed sooner. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved if the Business Combination been completed as of the beginning of fiscal 2017.

Unaudited Pro Forma Combined Consolidated Statement of Operations
For the Pro Forma Combined Thirteen Week Period Ended August 26, 2017

	Historical (i)				Unaudited
	From July 7, 2017 through August 26, 2017	From May 28, 2017 through July 6, 2017	Pro Forma Adjustments		13-weeks ended
					August 26, 2017
(In thousands)	(Successor)	(Predecessor)			(Pro Forma)
Net sales	$56,334	$41,223	$—		$97,557
Cost of goods sold	35,941	20,239	(5,989)		50,191
Gross profit	20,393	20,984	5,989		47,366

Operating expenses:
Distribution	2,784	1,557	—		4,341
Selling	2,322	1,284	—		3,606
Marketing	4,615	4,620	—		9,235
General and administrative	7,813	5,301	(110)	iii	13,004
Depreciation and amortization	1,000	1,208	(298)	iv	1,910
Business transaction costs	—	25,608	(25,608)	v	—
Other expense	—	66	—		66
Total operating expenses	18,534	39,644	(26,016)		32,162

Income from operations	1,859	(18,660)	32,005		15,204

Other income (expense):
Change in warrant liabilities	—	—	—	vi	—
Interest expense	(1,662)	(2,665)	1,349	vii	(2,978)
Gain on foreign currency transactions	513	127	—		640
Other income	30	(61)	—		(31)
Total other expense	(1,119)	(2,599)	1,349		(2,369)

Income before income taxes	740	(21,259)	33,354		12,835
Income tax expense	290	(4,177)	8,970	viii	5,083
Net income	$450	$(17,082)	$24,384		$7,752

______________

i.	The amounts presented represent the Successor’s and Predecessor’s historical GAAP results of operations.

ii.
The adjustment represents a non-cash, one time inventory fair value adjustment recorded in conjunction with the Business Combination and was recognized in the successor period, and is not indicative of future cost of good sold.

iii.	The adjustment represents the incremental stock based compensation expense incurred under the Simply Good Foods Omnibus Incentive Plan.

iv.
The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as more indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million.

v.	Business combination transaction expenses primarily consist of fees related to the Business Combination and the Company’s acquisition activities.

vi.	Predecessor warrants were accounted for as warrant liabilities, which were exercised and settled with the Business Combination.

vii.
Represents the adjustment necessary to arrive at interest expense associated with the term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. The long term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrues interest at 3 month LIBOR plus 4%. The significant reduction in outstanding principal, and lower interest rates, drive significant expense savings.

viii.	Represents the adjustment necessary to arrive at an effective income tax rate of 39.6%.

Comparison of Unaudited Results for the Thirteen Week Period Ended August 25, 2018 and the Pro Forma Combined Thirteen Week Period Ended August 26, 2017

For comparative purposes, we are presenting an unaudited statement of operations for the thirteen week period ended August 25, 2018, compared to unaudited pro forma combined statement of operations for the thirteen week period ended August 26, 2017. The following table presents, for the periods indicated, selected information from our supplemented unaudited pro forma combined consolidated financial results, including information presented as a percentage of net sales:

	Historical		Pro Forma
	Successor		Predecessor
	unaudited		unaudited
	13-weeks ended		13-weeks ended
(In thousands)	August 25, 2018	% of sales	August 26, 2017	% of sales
Net sales	$108,262	100.0%	$97,557	100.0%
Cost of goods sold	55,004	50.8%	50,191	51.4%
Gross profit	53,258	49.2%	47,366	48.6%

Operating expenses:
Distribution	4,821	4.5%	4,341	4.4%
Selling	3,952	3.7%	3,606	3.7%
Marketing	10,385	9.6%	9,235	9.5%
General and administrative	17,385	16.1%	13,004	13.3%
Depreciation and amortization	1,879	1.7%	1,910	2.0%
Business transaction costs	347	0.3%	—	—%
Gain in fair value change of contingent consideration - TRA liability	(436)	(0.4)%	—	—%
Other expense	66	0.1%	66	0.1%
Total operating expenses	38,399	35.5%	32,162	33.0%

Income from operations	14,859	13.7%	15,204	15.6%

Other income (expense):
Change in warrant liabilities	—	—%	—	—%
Interest expense	(3,382)	(3.1)%	(2,978)	(3.1)%
Gain (loss) on foreign currency transactions	(22)	—%	640	0.7%
Other income	340	0.3%	(31)	—%
Total other expense	(3,064)	(2.8)%	(2,369)	(2.4)%

Income before income taxes	11,795	10.9%	12,835	13.2%
Income tax expense	89	0.1%	5,083	5.2%
Net income	$11,706	10.8%	$7,752	7.9%

Earnings per share from net income:
Basic	$0.17		$0.11
Diluted	$0.15		$0.11
Weighted average shares outstanding: (i)
Basic	70,592,536		70,562,447
Diluted	76,186,430		71,254,770

______________

i.
For comparability purposes the historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination. The Company has assumed the pro forma weighted average shares outstanding of the Predecessor to be the same as the comparable period of the Successor as the pro forma results of the predecessor is adjusted for the incremental difference in stock-based compensation and the treatment of the warrant liabilities. Prior to the Business Combination the predecessor had 508,219 shares of Common Stock outstanding.

Reconciliation of Adjusted EBITDA
The following unaudited tables below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen week periods ended August 25, 2018 (Successor), August 26, 2017 (Predecessor), and pro forma period ended August 26, 2017.

Adjusted EBITDA Reconciliation: (in 000's)	13-Weeks Ended	13-Weeks Ended
	August 25, 2018	August 26, 2017
	(Successor)	(Pro Forma)
Net income	$11,706	$7,752
Interest expense	3,382	2,978
Interest income	(301)	—
Income tax expense	89	5,083
Depreciation and amortization	1,879	1,910
EBITDA	16,755	17,723
Business transaction costs	347	—
Stock-based compensation and warrant expense	1,048	872
Restructuring	64	93
Roark management fee	—	(170)
Recall receivable reserve	—	(1,195)
Frozen licensing media	62	456
Non-core legal costs	261	201
Loss (gain) in fair value change of contingent consideration - TRA liability	(436)	—
Other (1)	44	(570)
Adjusted EBITDA	$18,145	$17,410
_______________

(1)	Other items consist principally of exchange impact of foreign currency transactions and other expenses.